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                                                                          EXHIBIT 11

                         THE BEAR STEARNS COMPANIES INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                                          Three-Months Ended
                                           ----------------------------------------------
                                               September 24,             September 25,
                                                    1999                      1998
                                           ----------------------------------------------
                                                 (In thousands, except per share data)
Weighted average common
   and common equivalent
   shares outstanding:  (1)
      Average Common Stock outstanding                124,382                 125,108
      Average Common Stock equivalents:
         Common Stock issuable under
          employee benefit plans                          488                     507
         Common Stock issuable assuming
          conversion of CAP Units                      42,514                  42,058
                                           ----------------------      ------------------
Total weighted average common and common
  equivalent shares outstanding                       167,384                 167,673
                                           ======================      ==================

Net income                                          $ 157,857                $ 64,103

Preferred Stock dividend requirements                  (9,778)                (10,095)

Income adjustment (net of tax) applicable
  to deferred compensation arrangements                11,578                   6,777
                                           ----------------------      ------------------
Adjusted net income                                 $ 159,657                $ 60,785
                                           ======================      ==================
Earnings per share  (1)                             $    0.95                $   0.36
                                           ======================      ==================


(1) Adjusted for all stock dividends declared through October 29, 1999.

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